Exhibit 99.1

Press Release

Hilb Rogal & Hobbs Company	Investor Contact: Carolyn Jones
4951 Lake Brook Drive, Suite 500	Phone: (804) 747-3108
Glen Allen, Virginia 23060	Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

April 26, 2006

HILB ROGAL & HOBBS COMPANY ANNOUNCES

NEW CREDIT FACILITY

RICHMOND, VA — Hilb Rogal & Hobbs Company (NYSE: HRH), the world’s tenth largest insurance and risk management intermediary, announced today that it has closed on a new $425 million senior secured credit facility. Proceeds from the facility were used to pay off outstanding amounts of approximately $240 million under the company’s prior credit facility and are expected to fund, in part, future acquisitions and to provide for working capital and general corporate purposes.

The facility is comprised of a five-year revolving credit facility of $325 million and seven-year term loans of $100 million. The credit facility bears interest at variable rates based on the London InterBank Offered Rate (LIBOR) plus spreads currently at 1.50%. In addition, the agreement includes an option for the company to increase the size of either the revolving credit facility or the term loans (or a combination thereof) by up to $125 million, at any time during its term. The sole lead arranger and sole book manager is Banc of America Securities LLC. Agents for the facility are Bank of America, N.A., SunTrust Bank, ING Capital LLC, PNC Bank, National Association and Branch Banking and Trust Company of Virginia.

Michael Dinkins, executive vice president and chief financial officer stated, “This successful refinancing of our credit facility provides us not only reduced pricing, but the financial covenants and other provisions provide us increased operational and financial flexibility.”

Hilb Rogal & Hobbs Company is the eighth largest insurance and risk management intermediary in the U.S. and tenth largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits, professional liability and many other areas of specialized exposure. HRH makes it the company’s business to understand HRH’s clients’ businesses, employees and risks, as well as the insurance and financial markets, so that HRH can find them the insurance programs, companies and coverages that best fit their needs. The company is traded on the New York Stock Exchange, symbol HRH. Additional information about HRH may be found at www.hrh.com.

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